Exhibit 99.1

Corporate Headquarters	News Release

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS BOARD DECLARES REGULAR QUARTERLY DIVIDEND

SAN ANTONIO, TX – May 16, 2006 – The board of directors of Harte-Hanks, Inc. (NYSE: HHS) has declared a regular quarterly dividend of 6.0 cents per share payable June 15, 2006 to shareholders of record on June 1, 2006.

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Expert at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 1,000 separate editions with circulation in excess of 12 million in California and Florida each week.

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For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com